EXHIBIT 11.1

We consent to the use, in this Special Report on Form 1-K of New Media Trader, Inc. of our report dated July 17, 2017 on our audits of the balance sheets of New Media Trader, Inc., as of December 31, 2016 and 2015, and the related statements of operations, stockholders' (deficit) equity and cash flows for the years ended December 31, 2016 and 2015, and the reference to us under the caption "Financial Statements."

Very truly yours,

/s/ RBSM LLP
RBSM LLP

Larkspur, California

July 17, 2017

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